Exhibit 99.1

      Leiner Health Products Reports Fourth Quarter 2007 Results


    CARSON, Calif.--(BUSINESS WIRE)--June 27, 2007--Leiner Health
Products Inc. today announced its financial results for the fourth quarter and full year ended March 31, 2007.

    Net sales for the fourth quarter of fiscal 2007 were $175.2 million compared to $173.8 million for the same period in fiscal 2006, a 0.8% increase. U.S. net sales were $162.4 million in the fourth quarter of fiscal 2007, an increase of $0.8 million, or 0.5%, from the same period in fiscal 2006. Canadian net sales were $12.8 million in the fourth quarter of fiscal 2007, an increase of $0.6 million, or 4.9%, from the same period in fiscal 2006. U.S. net sales increased marginally due to an increase in our contract manufacturing net sales, which was largely offset by the previously announced voluntary suspension of our U.S. based OTC manufacturing and distribution during the latter part of March 2007. U.S. net sales in the fourth quarter of fiscal 2007 were also adversely impacted by the recall reserves established as a result of certain voluntary OTC product recalls.

    Gross margin in the fourth quarter of fiscal 2007 declined to 9.2% versus 24.5% in the fourth quarter of fiscal 2006. Fourth quarter gross margins were negatively affected by the previously announced OTC product shipment suspension, which resulted in a $27.4 million non-cash inventory reserve as well as the recall reserve mentioned above.

    The Company reported a net loss of $39.2 million for the fourth quarter of fiscal 2007, compared to net income of $0.4 million for the same period in fiscal 2006. The aforementioned OTC suspension and the Fort Mill consolidation had a significant negative impact to gross margins and net income. In addition to the $27.4 million OTC non-cash inventory reserve, the Company incurred a non-cash charge of $16.5 million in the fourth quarter of fiscal 2007 for impairment of assets related to the restructuring of the Company's operations at its Fort Mill, South Carolina facility and increased its valuation allowance against its U.S. deferred tax assets by approximately $14.5 million.

    For fiscal 2007, net sales totaled $735.2 million compared to $669.6 million in fiscal 2006, a 9.8% increase. Fiscal year 2007 included an additional week compared to the prior fiscal year. Net sales increased by approximately $13.0 million due to this additional week. In addition, fiscal 2006 net sales were negatively impacted by the establishment of return reserves related to certain branded products and inventory reductions carried out by the Company's biggest customers. U.S. net sales were $683.9 million in fiscal 2007, an increase of $69.2 million, or 11.3%, from fiscal 2006. U.S. net sales increased by approximately $12.0 million in fiscal 2007 as compared to fiscal 2006 due to the extra week. Canadian net sales were $51.3 million in fiscal 2007, a decrease of $3.6 million, or 6.5%, from fiscal 2006. Canadian net sales increased by approximately $1.0 million in fiscal 2007 as compared to fiscal 2006 due to the extra week. For fiscal 2007, the Company recorded a net loss of $22.3 million for the aforementioned reasons compared to a net loss of $3.8 million in fiscal 2006.

    Credit Agreement EBITDA for the fourth quarter of fiscal 2007 was $18.1 million, compared to $20.8 million for the same period in fiscal 2006. For fiscal 2007, Credit Agreement EBITDA was $89.0 million, compared to $74.8 million for fiscal 2006. Leiner was in compliance with all of its financial covenants as of March 31, 2007. As previously announced, the Company's financial covenants were amended through approval of its secured lenders, effective June 22, 2007.

    Robert Kaminski, Chief Executive Officer, commented, "An otherwise excellent year was negatively impacted by our OTC issues. Our fiscal 2007 sales were strong, with robust demand for our VMS products, specifically multivitamins, CoQ10 and fish oil products. The Company has challenged itself to react to the OTC situation in a way that enables us to preserve our core franchise while emerging as a best-in-class, highest quality OTC and VMS supplier of store brand products. We believe our recent actions position Leiner for long-term leadership in the markets we serve."

    Conference Call Information

    Leiner Health Products will hold a conference call to discuss its fourth quarter results on Thursday, June 28, 2007, at 11:00 a.m. Eastern Time. The dial-in number for the conference call is 706-634-0167. The call is also being webcast, and can be accessed through the "Investor Information" section of the Company's website, www.leiner.com. For those who cannot listen to the live broadcast, a telephone replay of the call will be available from June 28, 2007 at 2:00 p.m. Eastern Time through July 5, 2007, and can be accessed by dialing 706-645-9291, conference ID #2966852. An archived webcast will also be available on Leiner's website.

    Additional information regarding Leiner's fiscal 2007 performance will be contained in the Company's Annual Report on Form 10-K, which will be posted on the Company's website, www.leiner.com, on June 29, 2007. Alternatively, the Annual Report on Form 10-K will also be available through the SEC's website, www.sec.gov.

    Use of Non-GAAP Financial Measures

    In our earnings release and conference call, we use and discuss non-GAAP financial measures as defined by SEC Regulation G. We use Credit Agreement EBITDA to measure our performance. Credit Agreement EBITDA is a non-GAAP measure that should not be considered as an alternative to income from operations or net income (loss) as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA is the basis for the calculation of significant financial covenants in the Company's credit facility, as amended, which requires Leiner to meet specified Consolidated Indebtedness to Credit Agreement EBITDA Leverage Ratio and a Credit Agreement EBITDA to Consolidated Interest Expense Ratio as such terms are defined in the Credit Agreement Amendment. Management believes that availability of Credit Agreement EBITDA will assist investors in evaluating Leiner's financial performance and our performance relative to credit agreement covenants. See the "Calculation of Credit Agreement EBITDA" in this release for a reconciliation of Credit Agreement EBITDA to net income (loss) computed under U.S. generally accepted accounting principles (GAAP).

    About Leiner Health

    Founded in 1973, Leiner Health Products, headquartered in Carson, Calif., is America's leading manufacturer of store brand vitamins, minerals, and nutritional supplements and a leading supplier of over-the-counter pharmaceuticals in the food, drug, mass merchant and warehouse club (FDMC) retail market, as measured by retail sales. Leiner provides nearly 50 FDMC retailers with over 3,000 products to help its customers create and market high quality store brands at low prices. It also is the largest supplier of vitamins, minerals and nutritional supplements to the U.S. military. Leiner markets its own brand of vitamins under YourLife(R) and sells over-the-counter pharmaceuticals under the Pharmacist's Formula(R) name. In 2006, Leiner distributed more than 31 billion doses that help offer consumers high quality, affordable choices to improve their health and wellness.

    Forward-looking Statement

    This press release contains "forward-looking statements" that are subject to risks and uncertainties. These statements often include words such as "may," "will," "could," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or similar expressions. These statements are only predictions. In addition to risks and uncertainties noted in this press release, there are risks and uncertainties that could cause the Company's actual operating results to differ materially from those anticipated by some of the statements made. Such risks and uncertainties include: (i) an FDA investigation into our OTC operations that has materially and adversely affected our operations; (ii) product recalls; (iii) failure to implement our consolidation plans on favorable terms, if at all; (iv) higher than expected consolidation expenses; (v) a delay in the implementation of the consolidation; (vi) slow or negative growth in the vitamin, mineral, supplement or over-the-counter pharmaceutical industry; (vii) adverse publicity regarding the consumption of vitamins, minerals, supplements or over-the-counter pharmaceuticals; (viii) increased competition; (ix) increased costs; (x) increases in the cost of borrowings and/or unavailability of additional debt or equity capital;
(xi) changes in general worldwide economic and political conditions in the markets in which the Company may compete from time to time; (xii) the inability of the Company to gain and/or hold market share of its customers; (xiii) exposure to and expenses of defending and resolving product liability claims and other litigation; (xiv) the ability of the Company to successfully implement its business strategy; (xv) the inability of the Company to manage its operations efficiently; (xvi) consumer acceptance of the Company's products; (xvii) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators; (xviii) the mix of the Company's products and the profit margins thereon; and (xix) the availability and pricing of raw materials. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                     Leiner Health Products Inc.
           Condensed Consolidated Statements of Operations
                            (in thousands)

                            Three months ended    Twelve months ended
                          ---------------------- ---------------------

                           March 25,  March 31,  March 25,  March 31,
                              2006       2007       2006       2007
                           ---------- ---------- ---------- ----------
                                 Unaudited

Net sales                  $ 173,796  $ 175,239  $ 669,561  $ 735,236
Cost of sales                131,211    159,054    533,215    576,794
                           ---------- ---------- ---------- ----------

Gross profit                  42,585     16,185    136,346    158,442
Marketing, selling and
 distribution expenses        15,054     15,516     58,444     64,631
General and administrative
 expenses                     10,134     13,811     35,725     44,817
Research and development
 expenses                      1,252      1,235      4,551      5,123
Amortization of other
 intangibles                     609        292        638      1,169
Asset impairment                   -     16,507          -     16,507
Restructuring charges          2,531          -      3,836          -
Other operating expense           72        387      1,113      2,155
                           ---------- ---------- ---------- ----------

Operating income (loss)       12,933    (31,563)    32,039     24,040
Interest expense, net          9,683      9,745     36,869     39,989
                           ---------- ---------- ---------- ----------

Income (loss) before
 income taxes                  3,250    (41,308)    (4,830)   (15,949)
Provision for (benefit
 from) income taxes            2,887     (2,109)    (1,062)     6,340
                           ---------- ---------- ---------- ----------

Net income (loss)                363    (39,199)    (3,768)   (22,289)
                           ========== ========== ========== ==========


                     Leiner Health Products Inc.
                Condensed Consolidated Balance Sheets
              (dollars in thousands, except share data)

                                                 March 25,  March 31,
ASSETS                                              2006       2007
                                                 ---------- ----------
Current assets:
  Cash and cash equivalents                      $   7,731  $  22,717
  Accounts receivable, net of allowances of
   $3,545 and $1,714 at March 25, 2006 and March
   31, 2007, respectively                           73,211     66,600
  Inventories                                      165,714    134,639
  Income tax receivable                                 56      2,565
  Prepaid expenses and other current assets         16,484      7,982
                                                 ---------- ----------
    Total current assets                           263,196    234,503
Property, plant and equipment, net                  72,618     66,113
Goodwill                                            58,245     58,284
Other noncurrent assets                             22,039     19,718
                                                 ---------- ----------
    Total assets                                 $ 416,098  $ 378,618
                                                 ========== ==========

LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
  Accounts payable                               $  77,648  $  85,875
  Accrued compensation and benefits                  9,994      8,271
  Customer allowances payable                       10,522      7,153
  Accrued interest                                  10,436      5,662
  Other accrued expenses                            14,418      9,139
  Current portion of long-term debt                  5,498      5,905
                                                 ---------- ----------
    Total current liabilities                      128,516    122,005
Long-term debt                                     397,119    390,539
Other noncurrent liabilities                         5,545      3,145
                                                 ---------- ----------
    Total liabilities                              531,180    515,689
Commitments and contingencies
Shareholder's deficit
  Common stock, $0.01 par value; 3,000,000
   shares authorized, 1,000 issued and
   outstanding at March 25, 2006 and March 31,
   2007                                                  -          -
  Capital in excess of par value                    13,489     13,474
  Accumulated deficit                             (130,125)  (152,414)
  Accumulated other comprehensive income             1,554      1,869
                                                 ---------- ----------
    Total shareholder's deficit                   (115,082)  (137,071)
                                                 ---------- ----------
    Total liabilities and shareholder's deficit  $ 416,098  $ 378,618
                                                 ========== ==========

    Reconciliation of Non-GAAP Financial Measures to Comparable U.S. GAAP Measures (Unaudited)

    The following table reconciles Credit Agreement EBITDA, the non-GAAP financial measure used in this release, to the comparable GAAP measure for the respective periods:


                     Leiner Health Products Inc.
                Calculation of Credit Agreement EBITDA
                            (in thousands)

                               Three months ended  Twelve months ended
                               ------------------- -------------------

                               March 25, March 31, March 25, March 31,
                                  2006      2007      2006      2007
                               --------- --------- --------- ---------
                                   (Unaudited)

Net income (loss)              $    363  $(39,200) $ (3,768) $(22,289)
Interest expense, net             9,683     9,745    36,869    39,989
Provision for (benefit from)
 income taxes                     2,887    (2,109)   (1,062)    6,340
Depreciation and amortization     4,972     5,038    16,634    18,293
Asset write-down (1)                  -         -     5,659         -
Non-cash stock compensation
 expense (2)                          5         7        20        25
Expenses related to permitted
 acquisition (3)                    498         -     1,937         -
Expenses related to joint care
 and other products (4)               -         -    12,400         -
Restructuring charges (5)         1,695         -     3,000         -
Price difference between PFI's
 purchased inventory and
 Leiner's manufacturing cost
 (6)                                 36         -       572         -
Expenses related to supplies
 to customers of PFI (7)            388         -     1,279         -
Management fees (8)                 249       737     1,262     2,771
Non-cash OTC related charges
 and reserves (9)                     -    43,869         -    43,869
                               --------- --------- --------- ---------
Credit Agreement EBITDA        $ 20,776  $ 18,087  $ 74,802  $ 88,998
                               ========= ========= ========= =========

    (1) Represents the establishment of a reserve for anticipated customer returns and the reduction of the carrying value of inventory related to certain branded products in the first quarter of fiscal 2006. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows at December 24, 2005.

    (2) Non-cash compensation expenses are included in the general and administrative expenses in the consolidated statement of operations and in operating activities in the consolidated statement of cash flows.

    (3) Represents internal expenses incurred in connection with the PFI Acquisition. These expenses are included in the general and administrative expenses in the consolidated statement of operations and in operating activities in the consolidated statement of cash flows.

    (4) Represents add-back of expense incurred in connection with the joint care customer in-stock investments, inventory reduction impact and other expenses as stipulated in the Amendment. These expenses resulted in a reduction to gross profit in the consolidated statement of operations for the year ended March 25, 2006.

    (5) Represents expenses incurred in connection with operating facilities that prior to the PFI acquisition were operated by the PFI business and to provide adequate inventory and to ensure continuous supplies to customers of PFI business. This charge resulted in a reduction to gross profit in the condensed consolidated statement of operations and in operating activities in the condensed consolidated statement of cash flows for the three and nine month periods ended December 24, 2005.

    (6) Represents the value of inventory purchased solely in connection with the PFI Acquisition for prices above our manufacturing cost. This charge resulted in a reduction to gross profit in the consolidated statement of operations and in operating activities in the consolidated statement of cash flows.

    (7) Represents expenses incurred in connection with operating facilities that prior to the PFI Acquisition were operated by the PFI Business and to provide adequate inventory and to ensure continuous supplies to customers of PFI Business. This charge resulted in a reduction to gross profit in the consolidated statement of operations and in operating activities in the consolidated statement of cash flows.

    (8) Management fees, which primarily include professional fees incurred in connection with the Amendment, are included in other operating expenses in the consolidated statement of operations and in operating activities in the consolidated statement of cash flows.

    (9) Represents non-cash items including impairment charge and the inventory write-down related to the Company's OTC events. Excludes add-backs of $6.3 million available for Credit Agreement EBITDA after March 31, 2007.

    CONTACT: Leiner Health Products Inc.
             Kevin McDonnell, 310-952-1357
             Chief Financial Officer
             or
             Lippert/Heilshorn & Assoc.
             Jody Burfening/Harriet Fried
             212-838-3777